EXHIBIT 8.1
[LETTERHEAD OF ALSTON & BIRD LLP]

FORM OF OPINION
___ ___, 2006
NNN Healthcare/Office REIT, Inc.
1551 N. Tustin Avenue, Suite 200
Santa Ana, California 92705

Re:	Registration on Securities Form S-11 Relating to Shares of Common Stock of NNN Healthcare/Office REIT, Inc.
Ladies and Gentlemen:
     We are acting as special tax counsel to NNN Healthcare/Office REIT, Inc., a Maryland corporation (the “Company”), in connection with the registration statement on Form S-11, File No. ___(as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register up to $1,100,000,000 of the Company’s common stock, par value $.01 per share (collectively, the “Shares”). This opinion letter is rendered pursuant to Item 16 of Form S-11 and Item 601(b)(8) of Regulation S-K.
     You have requested our opinion as to (i) the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the accuracy of the discussion of U.S. federal income tax considerations contained under the caption “Federal Income Tax Considerations” in the Registration Statement.
     In preparing this opinion, we have reviewed the Company’s Amended and Restated Articles of Incorporation and Bylaws, the Agreement of Limited Partnership of NNN Healthcare/Office REIT Holdings, L.P., and such other documents as we have considered appropriate. We have also obtained representations as to factual matters made by the Company through a certificate of an officer of the Company (the “Officer’s Certificate”). Our opinion is based solely on the information and representations in such documents. We have assumed, with your consent, that (i) the factual representations set forth in the Officer’s Certificate are true, accurate, and complete as of the date hereof, (ii) the Company and the entities in which it holds direct or indirect interests will operate in a manner that will make the representations in the Officer’s Certificate true, and (iii) no action will be taken after the date hereof by the Company or any of the entities in which it holds direct or indirect interests that would have the effect of altering the facts upon which the opinion set forth below is based.

One Atlantic Center	Bank of America Plaza	90 Park Avenue	3201 Beechleaf Court, Suite 600
1201 West Peachtree Street	101 South Tryon Street, Suite 4000	New York, NY 10016	Raleigh, NC 27604-1062
Atlanta, GA 30309-3424	Charlotte, NC 28280-4000	212-210-9400	919-862-2200
404-881-7000	704-444-1000	Fax: 212-210-9444	Fax: 919-862-2260
Fax: 404-881-7777	Fax: 704-444-1111

NNN Healthcare/Office REIT, Inc.
___  ___, 2006

     In rendering the opinion set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.
     Based on the foregoing, we are of the opinion that:
     (i) Commencing with the Company’s taxable year ending December 31, 2006 and assuming that the elections and other procedural steps referred to in the Registration Statement and Officer’s Certificate are completed by the Company in a timely fashion, the Company will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s contemplated method of operations will enable it to satisfy the requirements for such qualification commencing with the Company’s taxable year ending December 31, 2006. The Company’s status as a REIT at any time during its taxable year ending December 31, 2006 and subsequent years is dependent, among other things, upon the Company meeting the requirements of Sections 856 through 860 of the Code throughout such year and for the year as a whole. Accordingly, because the Company’s satisfaction of such requirements will depend upon future events, including the final determination of financial and operational results, it is not possible to assure that the Company will satisfy the requirements to be a REIT during its taxable year ending December 31, 2006 or subsequent years.
     (ii) The discussion of U.S. federal income tax considerations contained under the caption “Federal Income Tax Considerations” in the Registration Statement fairly summarizes the U.S. federal income tax consequences that are likely to be material to a holder of the Shares.
     The opinion expressed herein is given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein. In addition, as noted below, our opinion is based solely on the documents that we have examined and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. Finally, our opinion is limited to the U.S. federal income tax matters specifically covered herein, and we have not opined on any other tax consequences to the Company or any other person, and we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.
     No opinion other than that expressly contained herein may be inferred or implied. We have no obligation to update this opinion.

NNN Healthcare/Office REIT, Inc.
___   ___, 2006

     We hereby consent to the filing of this opinion letter as Exhibit 8 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours, ALSTON & BIRD, LLP
By:
Gerald V. Thomas II, Partner